EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

AutoNation, Inc.:

      We consent to the incorporation by reference in the registration statements listed below of AutoNation, Inc. of our report dated February 26, 2004, with respect to the consolidated balance sheet of AutoNation, Inc. as of December 31, 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of AutoNation, Inc. Our report refers to a change in method of accounting for goodwill and other intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142 and a cumulative effect of accounting change, including revision for transitional pro forma disclosures, resulting from adoption of Emerging Issues Task Force Issue 02-16 (Issue 02-16) as of January 1, 2003. Our report also refers to our audit of the pro forma disclosure for 2001 for Issue 02-16 which revises the 2001 consolidated financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements other than with respect to the pro forma disclosure for 2001.

•	Forms S-3 (Registration No. 33-61649, 33-62489, 33-63735, 333-04269, 333-18009, 333-23415, 333-29217, 333-35749 and 333-44611);

•	Forms S-3/A (Registration No. 33-65289, 333-01757, 333-08479 and 333-20667);

•	Forms S-4 (Registration No. 333-17867, 333-17869, 333-17915 and 333-41505);

•	Form S-4/A (Registration No. 333-71098); and

•	Forms S-8 (Registration No. 33-93742, 333-07623, 333-19453, 333-20669, 333-29265, 333-42891, 333-56967, 333-90819 and 333-81888)

KPMG LLP

Fort Lauderdale, Florida

March 8, 2004